XERIUM ANNOUNCES THE PROMOTION OF MR. ROBERT BURKE TO THE POSITION OF XERIUM - PRESIDENT OF ASIA

YOUNGSVILLE, NC, July 5, 2016 (BUSINESS WIRE) — Harold Bevis, the President and CEO of Xerium Technologies, Inc. (NYSE:XRM), a leading global provider of industrial consumable products and services, today announced the promotion of Mr. Robert Burke to the position of Xerium - President of Asia.

Mr. Burke will be based in Xerium - Asia headquarters located in Kunshan, China. Mr. Burke will have full responsibility for the Asia region and be responsible for delivering Xerium-Asia’s long-term and short-term business plans while maintaining and strengthening customer relationships.

Harold Bevis said “Xerium has a very successful and growing business in the Asia region and we have significantly increased our competitive position with our strategic initiatives over the past 3 years. We have even bigger plans over the next 3 years. We have a great team and are closely aligned with key customers throughout Asia. Bob will be taking over a great business for Xerium and taking it to the next level. He is a seasoned leader both within Xerium and in the industry with significant strengths and established relationships. He adds a lot to our Asian business and to our top executive team. Bob will shape the team under him, refine the company’s product offerings, expand our production capabilities, and deepen our go-to-market strategies.”

“Xerium is committed to leveraging its customer relationships, best practices and cost optimization across the globe and is an expert at creating value for our customers and we have an arsenal of patented solutions,” continued Mr. Bevis. “Asia is an extremely important market for Xerium and it is imperative that we continue to profitably grow, enhance our lead times and diversify our Asian business.”

Mr. Robert Burke said, “Xerium is a market leader in the region and we are committed to the continued growth of the business while further executing our strategic business plans. It is my goal to ensure alignment with the company’s long-term strategy, address future market demands and opportunities while further developing our strong relationships with critical regional customers.”

Mr. Robert Burke Background Highlights

•	30+ years of sales, operational, development, managerial and executive leadership experience within the industry.

•	Seasoned international leader with 20+ years residing and operating in China and the USA.

•	Joined Xerium as an Executive leader in 2009. Most recently held the position of Vice President of Sales and Marketing for Xerium – Asia.

•	Many years of full P&L responsibility with functional leadership experiences including manufacturing, project management, business development, sales and marketing.

•	Experience in establishing and maintain manufacturing and sales operations in China, Malaysia, India, Korea, Japan, Indonesia and Australia.

•	Instrumental in the start-up and business development for our Kunshan, China Greenfield operation.

•	BS in Industrial Engineering from the University of Massachusetts - Dartmouth

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE:XRM) is a leading global provider of industrial consumable products and services. Xerium, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 30 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,000 employees.

Source: Xerium Technologies, Inc.

CONTACTS
Xerium Technologies, Inc.
Cliff Pietrafitta
919-526-1400